STOCK PURCHASE AGREEMENT


        THIS AGREEMENT (the "Agreement") by and between Tasty Fries, Inc., a Nevada corporation, located at 650 Sentry Parkway, Suite One, Blue Bell, Pennsylvania 19422, (hereinafter referred to as "Seller") and Whetstone
Ventures Corporation, Inc., a Pennsylvania corporation, located at 11 Waterfront Estates, Estates Drive, Lancaster, Pennsylvania 17602 (hereinafter referred to as "Buyer") this 30th day of April, 1996.

        A.     SECURITIES TO BE PURCHASED:  An aggregate of 25,000,000 shares of the Company's restricted common
                                            stock, $.01 par value (the "Common"
                                            Stock").

        B.     PURCHASE PRICE:              $1,250,000.00 ($.05 per share)

        C.     FIRST CLOSING DATE:          April 30, 1996

                               W I T N E S S E T H

        WHEREAS, the Seller desires to sell and the Buyer desires to purchase 25,000,000 shares of restricted Common Stock of Seller (the "Stock") on the terms and conditions set forth herein.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and for the mutual covenants, representations, warranties and conditions hereinafter set forth, the parties agree as follows:

         1.    SECURITIES TO BE PURCHASED

               A.     NUMBER OF SHARES.  Buyer shall purchase from Seller
Twenty Five Million (25,000,000) shares of restricted Common Stock (the "Stock") of Tasty Fries, Inc., a Nevada corporation (hereinafter referred to as the "Seller" or the "Company").

               B. RESTRICTION; SUBSEQUENT REGISTRATION; LOCK-UP. Buyer agrees that the Stock issued by Seller will be restricted as to transferability under the Securities Act of 1933, as amended (the "Securities Act"). Seller agrees to register the Stock by filing an appropriate registration statement (the "Registration Statement") with the U.S. Securities and Exchange Commission (the "SEC") within sixty (60) days from the date of purchase of all 25,000,000 shares of Stock. In connection with the registration of the Stock, Buyer hereby agrees not to sell such Stock for a period of sixty (60) days from the date the Registration Statement is declared effective by the SEC (the "Lock-Up").

         2.    PURCHASE PRICE

               The total purchase price of the Stock is One Million Two Hundred Fifty Thousand Dollars ($1,250,000.00) in United States currency payable by Buyer in two installments of Five Hundred Thousand Dollars ($500,000) at the First Closing (as defined below) and Seven Hundred Fifty Thousand Dollars ($750,000) at the Second Closing (as defined below), each in the form of a certified bank check or wire transfer into the Seller's bank account.

         3.    PAYMENT

               A. On the date of the First Closing of this Agreement (the "First Closing"), Buyer shall pay Seller the first installment of Five Hundred Thousand Dollars ($500,000.00), as set forth in Paragraph 2 herein.

               B. The balance of Seven Hundred Fifty Thousand Dollars ($750,000.00) shall be paid in a second installment, as set forth in Paragraph 2, on or before thirty (30) days from the date of First Closing (the "Second Closing").

         4.    FIRST AND SECOND CLOSING

               A. LOCATION. The First Closing shall take place at the Seller's executive offices, 650 Sentry Parkway, Suite One, Blue Bell, Pennsylvania 19422 at 11:00 a.m. or at such other time and place as shall be mutually agreeable to the parties. The Second Closing shall occur at such time and place and in such manner as Seller and Buyer may mutually agree.

               B.     DELIVERY OF STOCK CERTIFICATES

                       (i) At the First Closing, Seller shall deliver to Buyer, free and clear of all encumbrances except for the Securities Act restrictive legend as described in Paragraph 1.B. herein, certificate(s) for the Stock (as set forth in Paragraph 1) in the aggregate amount of 10,000,000 shares of Stock and a corporate resolution authorizing the sale and transfer of such 10,000,000 shares of Stock to Buyer upon receipt of the first installment of the Purchase Price from Buyer in accordance with Paragraphs 2 and 3.A. herein.

                      (ii) Upon the Second Closing, Seller shall deliver to Buyer, free and clear of all encumbrances except for the Securities Act restrictive legend as described in Paragraph 1.B. herein, certificate(s) for the Stock (as set forth in Paragraph 1) in the amount of 15,000,000 shares of Stock and a corporate resolution authorizing the sale and transfer of such 15,000,000 shares of Stock upon receipt of the second installment of the Purchase Price from Buyer in accordance with Paragraphs 2 and 3.A. herein.

               C. SIMULTANEOUS TRANSACTIONS. All transactions at the First Closing and at the Second Closing shall be considered to take place simultaneously. No delivery shall be considered to be made until all transactions are consummated in accordance with this Agreement.

         5.    DELIVERY AT FIRST AND SECOND CLOSING

               A. The documents set forth below shall be delivered by Seller to Buyer:

                       (i) Stock certificate(s) for an aggregate of 10,000,000 shares of Stock at the First Closing and 15,000,000 shares of Stock at the Second Closing as required by Paragraph 4.B. herein.

                      (ii) A corporate resolution at each of the First and Second Closing as required by Paragraph 4.B. herein.

               B.     The Buyer shall deliver to Seller:

                       (i) A bank check or written evidence of wire transfer, which such wire shall have actually been received by Seller, in the aggregate amount of $500,000.00 at the First Closing and in the aggregate amount of $750,000.00 at the Second Closing.

               C. Fully executed copies of this Agreement and the Subscription Agreement attached hereto and made a part hereof shall be delivered to each of the Seller and Buyer at the First Closing.

         6.    REPRESENTATIONS AND WARRANTIES OF SELLER

               A.     Seller hereby represents and warrants as follows:

                      (a) ORGANIZATION; RIGHT TO SELL. Seller is a corporation duly incorporated and validly existing in the State of Nevada and its status is active. Seller has all necessary capacity and authority to execute this Agreement, to sell the Stock to Buyer and to carry out its obligations hereunder. The undersigned, Edward C. Kelly, President of the Company, is an authorized agent of the Company empowered by the Board of Directors of the Company to enter into and bind the Seller to the terms and conditions of this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder have been duly authorized by all necessary action on the part of Seller.

                      (b) STOCK OWNERSHIP. Seller is the sole beneficial owner of the Stock, all of which is free and clear of any liens or encumbrances except being subject to the rules and regulations relating to transferability under the Securities Act.

                      (c) ENFORCEABILITY OF OBLIGATIONS. This Agreement and the other agreements contemplated hereunder constitute valid and binding obligations of Seller enforceable against it in accordance with the terms hereof and thereof.

                      (d) COMPLIANCE WITH LAWS AND AGREEMENTS. The Seller, to its knowledge, has complied with all applicable federal and state laws, rules and regulations. Seller is not prevented by any provisions of any articles, bylaws, contracts, mortgages, indenture or other instrument from selling the Stock as contemplated herein.

                      (e) CONTRACTS TO SELL STOCK. Seller has not entered into any other contract to sell all or any part of the Stock as represented herein.

                      (f) POWER OF ATTORNEY. There is no Power of Attorney outstanding with respect to the Stock.

                      (g) COOPERATION OF SELLER. Seller agrees and represents that it will fully cooperate with Buyer in providing, executing and delivering any other documentation necessary to complete the transactions contemplated by this Agreement.

         7.    REPRESENTATIONS AND WARRANTIES OF BUYER

               A.     Buyer hereby represents and warrants as follows:

                      (a) ORGANIZATION; RIGHT TO PURCHASE. In executing this Agreement to purchase the Stock, Buyer has (and all persons acting on Buyer's behalf) have the requisite power and authority to execute and deliver this Agreement and is acting solely for itself and its investors and for no other person, firm, partnership, corporation, or entity and that no person, firm or corporation (including, without limitation, Buyer), is or may be entitled to a broker's fee, or similar payment from any party hereto, any of Buyer's investors or any other person, firm or corporation for arranging the transactions contemplated herein.

                      (b) INVESTMENT INTENT. Buyer is acquiring the Stock for the benefit of its own investors and not with any view to its distribution or transfer to any other person(s), firm, partnership, corporation or entity.

                      (c) FINANCIAL CAPABILITY. Buyer's assets, net worth and financial resources generally are sufficient to permit Buyer to purchase the Stock in accordance with the terms and conditions of this Agreement and is able to bear the economic and other substantial risks associated with its purchase of the Stock including the risk of a total loss of its investment therein; that it has no need for liquidity in this investment; that its overall commitment to investments that are not readily marketable or not disproportionate to its net worth; that its investment in the Stock will not cause such overall commitment to become excessive; and that when received from Seller, the Stock will be "restricted" (as such term is defined within Rule 144 of the Securities Act).

                      (d) NO CONFLICTS. Buyer has no interest, direct or indirect, that would conflict with the business of the Company.

                      (e) COMPLIANCE WITH LAW AND AGREEMENTS. Buyer is not prevented by any federal or state laws, rules and regulations or by any provisions of any articles, by laws, contract, mortgage, indenture or other instrument from purchasing the Stock as contemplated herein.

                      (f) EVALUATION OF INVESTMENT. Buyer and its investors have such knowledge and experience in financial and business matters generally, and with respect to the business and other activities of the Company and are capable of evaluating the merits and risks of the investment in the Stock, and Buyer has instituted this transaction and has satisfied itself of the financial and business condition of the Company and is not making this purchase of Stock based upon any representations of Seller other than the representations contained in Paragraph 6 herein. In connection with the financial and business condition of the Company as of the date hereof, Seller has provided Buyer with and Buyer acknowledges receipt of all information relating to the materially adverse condition of the Company, including but not limited to, (i) the pendency of a writ of execution to be executed against the Company and substantially all of its assets pursuant to an order of the Federal District Court for the Central District of California in satisfaction of a judgment against the Company in favor of California Food & Vending, Inc. ("CFV") in the approximate amount of $440,000, (ii) the outstanding monetary judgment in favor of Samuel Balan of approximately $10,000 pursuant to which a writ of execution against the Company's assets is pending, (iii) the total lack of capital to pay any employee of the Company past due but accrued wages for approximately nine weeks, (iv) unpaid rent and utilities for the Company's executive offices for two months;
(v) unpaid trade debt and other financial obligations; and (vi) payment to Premier Design Ltd. for its share of development costs for the Company's proprietary french fry vending machine.

         8.    APPOINTMENT OF BOARD MEMBER

               Seller agrees to appoint an individual selected by Buyer to serve as a member of the Board of Directors of the Company, which individual shall serve in such capacity until the next annual (or special in lieu of annual) meeting of shareholders at which directors are elected and qualified.

         9.    REVERSE SPLIT OF COMMON STOCK

               Seller agrees that upon completion of all of the transactions contemplated by this Agreement, Seller shall, by and through its Board of Directors, pass a resolution to reverse split (the "Reverse Split") its currently issued and outstanding Common Stock, including the Stock, on a one for twenty basis or at such other ratio as is approved by the Board of Directors. The result of such Reverse Split shall be that the total issued and outstanding number of shares of Common Stock of the Company, including the Stock, shall be no greater than six million (6,000,000) shares. Thereafter, the Board of Directors shall seek to obtain the vote of its shareholders to approve and ratify the Reverse Split as required by applicable law.

        10.    ISSUANCE OF ADDITIONAL SHARES

               A. It is further agreed by Seller that, as a condition for Buyer to purchase the Stock and to help to assure the success and development of the Company and its products, Seller shall issue, after the Reverse Split is effected, one million five hundred thousand (1,500,000) shares of post-Reverse Split Common Stock to Edward C. Kelly, President of the Company ("Kelly"), for past, present and future services rendered to the Company (the "Kelly Shares"), which Kelly Shares shall be issued as consideration for such services, exclusive of any salary, bonus or other compensation in any form received or to be received by Kelly.

               B. After the First Closing, the Second Closing and the Reverse Split, the Company shall issue an additional 250,000 shares of post-Reverse Split Common Stock to Buyer (the "Additional Stock").

               C. In addition to the Shares and the issuance of the Additional Stock, it is further agreed by Buyer that, upon the effective date of the Reverse Split, Buyer shall purchase that number of shares of Reverse Split Common Stock as shall be equal to $1,000,000 at a purchase price determined at 65% of the average of the bid and asked price of the Common Stock on the effective date of the Reverse Split.

               D. It is understood and agreed by Buyer, Seller and Kelly that the Additional Stock and the Kelly Shares will be restricted in accordance with the Rule 144 of the Securities Act. Such Additional Stock and Kelly Shares shall also be included in the Registration Statement to be filed with the SEC in accordance with Paragraph 1.B.herein. It is further understood, and agreed to by Buyer and Kelly that such Additional Stock and Kelly Shares shall be subject to the same 60 day Lock-Up period as the Stock as set forth in Paragraph 1.B. herein.

        11.    ISSUANCE OF POST-REVERSE SPLIT WARRANTS

               Seller agrees to issue to each of Buyer and Kelly warrants (the "Anti-Dilution Warrants") to purchase THE LESSER OF (i) 5,000,000 shares of restricted Common Stock or (ii) such amount of shares of Common Stock which will insure, in either event, that each of Buyer and Kelly shall maintain ownership of no less than twenty-five percent (25%) of the issued and outstanding Common Stock of the Company at any time, exercisable for a period of three (3) years commencing May 29, 1996 and ending May 29, 1999 at an exercise price per share equal to the average of the bid and asked price per share on the effective date of the Reverse Split. Such Anti-Dilution Warrants shall provide for usual and customary anti-dilution rights for each of Buyer and Kelly to maintain their respective 25% ownership interest in the Company's issued and outstanding Reverse Split Common Stock upon exercise thereof.

        12.    INDEMNIFICATION.

               A. INDEMNIFICATION OF SELLER BY BUYER. Buyer shall indemnify and hold harmless Seller and its agents, officers, directors, employees, attorneys, accountants and shareholders from and against any and all damages, claims, liabilities, losses, costs and expenses whatsoever, including, without limitation, reasonable attorneys' fees incurred by Seller or asserted against Seller as a result of or arising out of (i) any material breach of a representation or warranty, or misrepresentation by or on behalf of Buyer under this Agreement, or the material breach or material nonperformance of any covenant, agreement or obligation to be performed by Buyer; (ii) any material misrepresentation in, or material omission from, any certificate or instrument executed and delivered or to be executed and delivered by or on behalf of Buyer in connection with this Agreement which cannot be corrected promptly without having a material adverse effect on Seller; (iii) any material claim, judgment, action or proceeding asserted against Seller with respect to any obligations or liabilities of Buyer of any type whatsoever, whether now existing or hereafter arising or acquired, whether contingent or liquidated, direct or indirect, occurring on or prior to or existing on the date hereof, including, without limitation, any obligations or liabilities of Buyer pertaining to claims asserted against Buyer by reason of the failure of Buyer to satisfy any obligations.

               B. INDEMNIFICATION OF BUYER BY SELLER. Seller shall indemnify and hold harmless Buyer from and against any and all damages, claims, liabilities, losses, costs and expenses whatsoever including, without limitation, reasonable attorneys' fees incurred by Buyer or asserted against Buyer as a result of or arising out of (i) any material breach of a representation or warranty, or misrepresentation by or on behalf of Seller under this Agreement, or the material breach or material non-performance of any covenant or obligation to be performed by Seller pursuant to this Agreement; or
(ii) any material misrepresentation in, or material omission from any certificate or instrument executed and delivered or to be executed and delivered by or on behalf of Seller pursuant to this Agreement which cannot be corrected promptly without having a material adverse effect on Buyer.

        13.    GENERAL.

               A. EXPENSES. All costs and expenses (including, without limitation, the fees and disbursements of legal counsel) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

               B. ENTIRE AGREEMENT. This Agreement, together with the agreements and other documents to be delivered pursuant hereto, constitute the entire agreement between the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein. No supplement, modification or waiver or termination of this Agreement shall be deemed or shall constitute a waiver of any other provision (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

               C. APPLICABLE LAW. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Pennsylvania, without giving effect to principles of conflict of laws. The parties hereto expressly submit themselves to, and agree that all actions arising out of this Agreement shall occur solely in the venue and jurisdiction of the state and federal courts encompassing Montgomery County, Pennsylvania.

               D. SEVERABILITY. If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflict of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein invalid, inoperative or unenforceable to the extent that any such other provisions themselves actually conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case.

               E. ACTIONS TO ENFORCE AGREEMENT. If any party hereto shall fail to perform any covenant or condition hereof or shall otherwise be in breach of this Agreement, such party shall pay to the non-defaulting party or parties its/their reasonable attorneys' fees and costs incurred as a result of its/their efforts to enforce this Agreement (whether or not litigation is commenced, at trial and appellate levels).

               F. RULE OF CONSTRUCTION THAT AMBIGUITIES ARE TO BE CONSTRUED AGAINST THE DRAFTER NOT APPLICABLE. The parties to this Agreement acknowledge that they have each carefully read and reviewed this Agreement with their respective counsel, and therefore agree that the rule of construction that ambiguities shall be construed against the drafter of the document shall not be applicable.

               G. NOTICES. Any and all notices required to be given hereunder or other communications to or from the parties hereto shall be in writing and be sent by hand-delivery, by nationally recognized overnight delivery service or by certified mail, postage prepaid, return receipt requested, to the parties as follows:

        If to Buyer:         Whetstone Ventures Corporation, Inc.
                             11 Waterfront Estates
                             Estates Drive
                             Lancaster, PA 17602
                             Attention:  Eric Whetstone, President
        with a copy to:      ------------------------

                             ------------------------

                             ------------------------

                             ------------------------

        If to Seller:        Tasty Fries, Inc.
                             650 Sentry Parkway
                             Suite One
                             Blue Bell, PA 19422
                             Attention:  Edward C. Kelly, President

        with a copy to:      Kipnis Tescher Lippman Valinsky & Kain
                             One Financial Plaza, Suite 2308
                             Fort Lauderdale, FL 33394
                             Attention:  Michelle Kramish Kain, Esq.
or such other address as the parties may direct by notice given in accordance herewith. All notices shall be deemed given on the date received or the date noted on the return receipt or delivery receipt as the date when delivery was refused.

               H. ASSIGNMENT. This Agreement may not be assigned by any party hereto without the express written consent of the other parties.

               I. FURTHER ASSURANCES. The parties hereto, with reasonable diligence, shall do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated hereby, and each party hereto shall provide such further documents or instruments required by any other party hereto as may be reasonably necessary or desirable to effect the purpose of this Agreement and to carry out its provisions, whether before or after the First Closing and the Second Closing.

               J. REMEDIES. Nothing contained in this Agreement is intended to or shall be construed to limit the remedies which any party hereto may have against the other parties hereto in the event of a default by such party with respect to their obligations hereunder or in the event of a breach by such party of any representation, warranty or agreement made in or pursuant to this Agreement, it being intended that any and all remedies shall be cumulative and non-exclusive.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement which is effective as of April 30, 1996.

                                            TASTY FRIES, INC.


                                             By:    /s/ EDWARD C. KELLY
- ---------------------------                     -----------------------------
        Witness                                    Edward C. Kelly, President

                                            WHETSTONE VENTURES CORPORATION, INC.


                                            By:    /s/ ERIC WHETSTONE
- ---------------------------                    ------------------------------
        Witness                                    Eric Whetstone, President




                                            AS TO PARAGRAPHS 10 AND 11:


                                                /s/ EDWARD C. KELLY
- --------------------------                    -----------------------------
        Witness                                Edward C. Kelly, Individually